Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) shall be effective as of the ___ day of April, 2004, by and between Carl Foster, an individual (“Seller”), Foster Sports, Inc., a Florida Corporation, (“Foster” or “the Company”) having an office at 2500 Quantum Lakes Drive, Suite 203, Boynton Beach, Florida 33426 and Care Concepts I, Inc., a Delaware corporation, (“Buyer” or “CARE”) having an office at 760 East McNab Road, Pompano Beach, Florida 33060.

WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of Foster, as further described in Section 2.2 herein;

WHEREAS, pursuant to the terms and conditions set forth herein, Buyer desires to purchase from Seller and Seller desire to sell to Buyer, eighty percent (80%) of the capital stock of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND TRANSFER OF SHARES; CLOSING

1.1

Sale and Purchase of Company Common Shares. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and covenants contained herein, at the Closing, Seller shall sell to Buyer the number of shares (the “Company Common Shares”) of the Company common stock, no par value (the “Company Common Stock”) set forth herein, free and clear of all Liens except for the liens imposed under applicable securities law, and Buyer shall purchase all such Company Shares to vest in Buyer 80% ownership of the Company common stock.

1.2

Payment of Purchase Price for Company Common Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, at the Closing, in consideration for the Company Shares, Buyer shall issue to Seller 480,000 number of shares (the “Buyer Common Shares”) of Buyer’s common stock, $.001 par value per share (the “Buyer Common Stock”)

Within 120 days of each April 1, 2005 and April 1, 2006, the Buyer shall deliver to Seller a report of the Net Income of the Company for the 12 month period then ended. In the event that the Company’s operations produce Net Income for the 12 month period ending April 1, 2005 (the “2005 Net Income”) of greater than $349,547 (“2005 Targeted Amount”), Seller shall have earned 118,750 of the Buyer Common Shares (25% of the Buyer Common Shares). In the event that the Company’s operations produce Net Income for the 12 month period ended April 1, 2006 (the “2006 Net Income”) of greater than $650,000 (the “2006 Targeted Amount”), Seller and Buyer shall have earned all of Buyer Common Shares. In the event that the 2006 Net Income for the Company did not equal or exceed the 2006 Targeted Amount, Seller shall nevertheless be entitled to earn a portion of the Buyer Common Shares in accordance with Schedule 1.2 attached hereto. In the event that Company shall not have met the 2006 Targeted Amount but met the 2005 Targeted Amount, Seller shall have earned 118,750 of the Buyer Common Shares (25% of the Buyer Common Shares).

“Net Income” shall be the Net Income of the Company as determined according to GAAP consistently applied. For purposes of any income calculation, Buyer may allocate up to $71,000 annually general administrative or overhead expenses to the Company. Buyer may also allocate any financing costs to Company for amounts advanced or loaned to Company after the Closing Date.

The report of 2005 and 2006 Net Income, as the case may be, shall be final and binding on Seller unless, within thirty (30) days following the date of delivery to Seller of such statement, Seller shall have notified the Buyer in writing, including the basis of contestation (the “Notice of Objection”) that Seller does not accept as correct the amount of any calculation reflected in such statement. If Seller timely delivers the Notice of Objection to Buyer, then Seller and Buyer shall attempt to reach a mutual agreement as to the disputed calculation made in the statement. If the parties fail to reach agreement on the disputed calculations within ten (10) business days after the Notice of Objection has been received, then the Buyer’s independent accounting firm shall be instructed by Buyer and Seller to make, as soon as practical after the matters referred to such firm, all calculations that were in dispute and the determination of such firm shall be final and binding upon the parties.

Buyer agrees that through the period ended April 1, 2006, the Company shall (a) operate within Buyer as either a subsidiary or separate division and (b) the business of the Company shall be conducted by Company as conducted by the Company prior to the Closing. The president of the Company shall be Carl Foster, who shall be empowered to enter into agreements and contractual relationships so long as such agreements and relationships are set forth in a Budget, the terms of which were agreed to by the Buyer and the Company. Any agreement or expenditure above such budgeted amount shall require the approval of Buyer. Seller submitted to the Buyer a Budget, which has been approved and is set forth on Schedule 1.2(b) attached hereto. Following the Closing Date, Seller will submit to Buyer for its comment, revision and approval at least thirty (30) days before the end of each fiscal quarter a quarterly and updated annual operating capital budget for the Company for such next quarterly and twelve (12) month period. The Budget shall specify, among other things, the Company’s targets for revenue and Net Income and the amount of capital expenditures proposed for such quarterly period and fiscal year, which Budget shall require Buyer’s approval. Seller shall, as an officer of the Company and subject to the supervision and control of Buyer operate the Company’s business in the ordinary course and solely within the limits provided in the applicable Budget and as provided in this Agreement and as such Budget is approved.

1.3

Closing. The closing (the “Closing”) shall take place at the offices of Buyer at 10:00 a.m. local time, on a date, not more than two (2) days after all conditions to Closing have been satisfied or waived. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the “Closing Date”.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein.

2.1

Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Florida with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, and operate its business and assets. The Company is duly qualified, licensed or admitted to do business and in good standing in the jurisdictions in which the conduct of its business, the ownership, operation of its properties and assets, or the transactions contemplated by this Agreement. .Included in the Company's Schedules are complete and correct copies of the articles of incorporation, and bylaws of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company's articles of incorporation or bylaws. The Company has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. The Company has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

2.2

Subsidiaries. The Company has no subsidiaries.

2.3

Capitalization. The total authorized capital stock of the Company consists of 100 shares of common stock, no par value, of which 100 shares are issued and outstanding all of which are owned by Seller and all of which are owned by Seller free of any claim, charge, lien or encumbrance.

2.4

Options and Rights. There are no outstanding subscriptions, options, warrants, preferred stock, rights, securities, contracts, commitments, understandings or arrangements under which the Company is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock (collectively, “Options”). There are no agreements, arrangements or understandings between any Seller, the Company and any other Person regarding the Company Shares (or the transfer, disposition, holding or voting thereof).

2.5

Financial Statements. The unaudited balance sheets as of December 31, 2002 and 2003 and related statements of profit and loss and statement of cash flows for the years ended December 31, 2002 and 2003 (the “Financial Statements”) (copies of which are attached as Schedule 2.5) of the Company fairly present the consolidated financial position of such Subsidiaries as at the dates and for the periods indicated and have been prepared in accordance with GAAP throughout the periods covered. The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices. It is understood that within sixty (60) days from the date of Closing, the Company will provide the Buyer with audited financial statement according to GAAP, as required by the regulations issued by the Securities and Exchange Commission.

2.6

Absence of Changes. Since December 31, 2003, the Company has conducted its business only in the Ordinary Course of Business and there has not been: (a) any Material Adverse Change; (b) any material damage, destruction or loss, whether covered by insurance or not, with regard to the Company’s properties and business; (c) any amendment or change in the Company’s authorized or issued capital stock, or its Articles of Incorporation or bylaws; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of, the capital stock of the Company, any purchase, retirement, redemption or other acquisition of, any grant of any stock option, warrant or other right to purchase shares of, or the grant of any registration rights with respect to, the capital stock of the Company; (e) any cancellation of, or agreement to cancel any indebtedness or obligation owing to the Company; (f) any amendment, modification or termination of any existing Permits or Contracts, or entering into any new Contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of the Company; (g) any entry into any material Contract by the Company, including, without limitation, relating to any borrowing, capital expenditure or the sale or purchase of any property, rights, or assets or any options or similar agreements with respect to the foregoing; (h) any disposition by the Company of any material asset; (i) any adverse change in any Contract or relationship with any customer or supplier, the sales patterns, pricing policies, accounts receivable or accounts payable relating to the Company; (j) any write-down of the value of any inventory of the Company, or write-off, as uncollectible, of any notes, trade accounts or other receivables; or (k) any change by the Company in accounting methods or principles.

2.7

Undisclosed Liabilities. The Company does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to the liability) except for (a) liabilities set forth on the most recent balance sheet and (b) those set forth on Schedule 2.7.

2.8

Consents; Contracts. No consent of any party to any Contract or from any Authority is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents that are obtained, in form and substance reasonably acceptable to Buyer, and delivered to Buyer at the Closing. Each material

Contract to which the Company is a party is in full force and effect and is valid and enforceable in accordance with its terms. The Company has performed in all material respects all obligations required to be performed by it and (i) is not in default in any respect under or in breach of, and (ii) is not in receipt of any claim of default or breach under any material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which the Company is subject (including without limitation all performance bonds, warranty obligations or otherwise). The Company does not have any present expectation or intention of not fully performing all such obligations. Set forth in the Company Schedules is a description of every contract, agreement, or arrangement between the Company and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by the Company to own beneficially, 5% or more of the issued and outstanding common stock of the Company, and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the Company Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of the Company has, or has had since inception of the Company any known interest, direct or indirect, in any transaction with the Company which was material to the business of the Company. There are no commitments by the Company, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

2.9

Litigation. Except as described on Schedule 2.9 attached hereto, there is no judgment, order, proceeding, action, hearing, investigation, claim pending, threatened against, relating to or affecting the Company or any of the assets, businesses, financial conditions, results of operations of the Company nor is there any order outstanding against the Company or any of the assets or properties of the Company. The Seller has no basis to believe that any such action, suit, proceeding, hearing or investigation may be brought against the Company.

2.10

Compliance with Regulations and Orders; Permits; Affiliations. The Company is presently complying with all applicable Regulations and Orders of Authorities in respect of its operations, businesses, equipment, practices, real property, plants, structures and other properties, and all other aspects of its business and operations. The Company has all permits, licenses, provider numbers, orders, franchises, registrations and approvals (collectively, “Permits”) required for the Company to conduct its business as presently conducted and as to be conducted following the consummation of the transactions contemplated hereby. Each such Permit is valid and in full force and effect and there is no basis for believing that such Permit will not be renewable upon expiration.

2.11

No Violation; Consents and Approvals. The execution and delivery by Seller under this Agreement, and the fulfillment of and compliance with the respective terms hereof do not and will not, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of the Company pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Authority or other third party (including, without limitation, any creditor, customer or supplier) pursuant to, the Charter Documents of the Company or any Regulation, Order or Contract to which the Company is subject. The board of directors of the Company has authorized the execution and delivery of this Agreement by the Company, and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Company's Shareholders that the Exchange be accepted by them.

2.12

Taxes. The Company has filed all tax returns that it was required to file. All such tax returns are correct and complete in all respects. All Taxes owed by the Company (whether or not shown any tax return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction.

The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to the employee, independent contractor, creditor, stockholder or other third party.

The Company and Seller do not expect any authority to access any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of the Company either (a) claimed or raised by an authority in writing or (b) as to which Foster and the Company has knowledge. The Company has delivered to the Buyer correct and duplicate copies of all federal income tax returns, examination reports and statements of efficiencies accessed or agreed to by the Company since December 31, 2000.

The Company has not waived any statute of limitations in respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

The unpaid taxes of the Company (a) did not as of December 31, 2003, exceed the reserve for any tax liability (rather than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the December 31, 2003 balance sheet and (b) does not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax returns.

2.13

Contracts. Schedule 2.13 lists the following contracts and other agreements to which the Company is a party: (a) any agreement for the lease of personal property to or from any person providing for lease payments in excess of $5,000 per annum; (b) any agreement for the purchase or sale of materials or other personal property or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company or involves consideration in excess of $20,000; (c) any agreement concerning a partnership or joint venture; (d) any agreement under which it is created, incurred, assumed or guaranteed that any indebtedness for borrowed money in excess of $10,000 under which it has granted a security interest in any of its assets, tangible or intangible; (e) any agreement concerning confidentiality or non-competition; (f) any agreement for the employment of any individual on a fulltime, part-time, consulting or other basis; (g) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees; or (h) any agreement under which the consequences of the default or termination could have an adverse effect on the business, financial condition, results of operations or future prospects of the Company.

Seller and the Company have delivered to the Buyer a correct copy of each written agreement listed in this Section. With respect to each such agreement (a) the agreement is legal, valid, binding and enforceable in full force and effect; (b) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following consummation of the transactions contemplated hereby; (c) no party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the agreement; and (d) no party has repudiated any provision of the agreement.

2.14

Employee Benefits. The Company has no employee benefit plans.

2.15

Brokers and Finders. There are no outstanding broker or finder fees or commissions owed to or to be owed by or on behalf of Seller or the Company in connection with the transactions contemplated by this Agreement.

2.16

Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared by or at the instructions of Seller, for or supplied to Buyer by or on behalf of Seller or the Company with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

2.17

Agreements with Radio Station 1400. As set forth on Schedule 2.17, the Company has entered into a Time Brokerage Agreement with James Crystal Radio in which the Company will perform radio programming services on Station WFLL 1400 and no consent or approval is required under such contract as a result of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein.

3.1

Authorization. Seller is a natural person that has full legal right, power and capacity to enter into this Agreement and all other agreements, documents, instruments and certificates contemplated herein or related hereto, and perform his obligations hereunder and thereunder. Upon execution and delivery of this Agreement by the parties hereto, this Agreement shall constitute the legal, valid and binding obligation of Seller, enforceable against him, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor rights generally and by general equitable principles.

3.2

Title. Seller (a) is the sole record and beneficial owner of 100% of the Company Common Shares, free and clear of all Liens and (b) has sole managerial and dispositive authority with respect to such Company Common Shares. All proxies granted with respect to Seller’s Company Common Shares have been validly revoked. Upon delivery to Seller by Buyer of the Purchase Price at the Closing, Seller will convey, and Buyer will own and hold, good and marketable title to the Company Common Shares, free and clear of any and all Liens or contractual restrictions or limitations whatsoever.

3.3

Authorization. Seller has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, and the transactions contemplated hereby. Seller is not required to submit any notice, report, or other filing with any governmental authority in connection with Seller’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby. No authorization, consent, approval, exemption or notice is required to be obtained by Seller in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby and thereby.

3.4

Brokerage. Seller has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Company or from Buyer or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

3.5

Purchase Entirely for Own Account. The Buyer's Common Shares to be issued to Seller in accordance with this Agreement will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller is an accredited investor with knowledge and experience in business and financial matters, and is able to bear the economic risk inherent in holding the Buyer’s Common Shares. Seller acknowledges that the Buyer’s Common Shares will be restricted securities as such term is defined in the Securities Act of 1933 and may not be sold, transferred, pledge or hypothecated without registration or an exemption from registration and an opinion of counsel satisfactory to the Company to such effect.

3.6

Disclosure of Information. Seller believes he has received all the information Seller considers necessary or appropriate for deciding whether to purchase the Buyer's Common Shares. Seller further represents that he has had an opportunity to ask questions of and receive answers from Buyer regarding the terms and conditions of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein as follows:

4.1

Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

4.2

Authorization. Buyer has full corporate power and authority to enter into this Agreement to which it is a party and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Buyer has duly authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby and thereby except for the listing of the Buyer Common Shares on the American Stock Exchange. Upon execution and delivery of this Agreement by the parties hereto and thereto, this Agreement to which Buyer is a party shall constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles.

4.3

No Violation. The execution, delivery and performance by Buyer of this Agreement and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, the approval of the AMEX to list the Buyer’s Common Stock, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of Buyer, or any Regulation to which Buyer is subject, or any material Contract or Order to which Buyer or its properties are subject. Buyer will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Included in the Buyer Schedules are complete and correct copies of the certificate of incorporation and bylaws of the Buyer as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Buyer's certificate of incorporation or bylaws. Buyer has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Buyer has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

4.4

Governmental Authorities. Buyer has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement, and the transactions contemplated hereby and thereby. Buyer is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement to which it is a party or the consummation of the transactions contemplated hereby and thereby. No authorization, consent, approval, exemption or notice is required to be obtained by Buyer in connection with the execution, delivery, and performance of this Agreement to which it is a party and the transactions contemplated hereby and thereby.

4.5

Brokerage. Buyer has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from Buyer, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer shall be solely responsible for any and all fees, commissions or other compensation to any such broker employed by Buyer.

4.6

Capitalization. The total authorized capital stock of Buyer consists of 30,000,000 shares of common stock, par value $0.001 per share, of which 15,192,425 shares are issued and outstanding and 5,000,000 shares of Preferred Stock of which 1,000 shares of Series B Preferred Stock are outstanding and 10,000 shares of Series C Preferred Stock are outstanding. Therefore, after Closing and the issuance of all common shares contemplated by this Agreement, there will be a total of 15,672,425 shares outstanding.

4.7

Litigation. There is no Claim pending or threatened against, relating to or affecting Buyer or any of the assets or businesses of Buyer nor is there any Order outstanding against Buyer or any of the assets or properties of Buyer.

4.8

Disclosure. Neither this Agreement nor any exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to Seller by Buyer with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

4.9

Securities Filings; Financial Statements.

(a)

Buyer is required to file forms or reports with the Securities and Exchange Commission and is in compliance with all such requirements.

(b)

Included in the Buyer Schedules are (i) the audited balance sheets of Buyer as of December 31, 2003, and (ii) the related audited statements of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 2003, with respect thereto, all as set forth in the SEC Reports.

(c)

All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Buyer's balance sheets present fairly as of their respective dates the financial condition of Buyer.

4.10

Material Transactions or Affiliations. Except as disclosed herein and in the Buyer Schedules or SEC filings, there exists no contract, agreement or arrangement between Buyer and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Buyer to own beneficially, 10% or more of the issued and outstanding common stock of Buyer, and which is to be performed in whole or in part after the date hereof or was entered into not more than two (2) years prior to the date hereof. Neither any officer, director, nor 10% shareholder of Buyer has, or has had since November 26, 2002, has any known interest, direct or indirect, in any such transaction with Buyer which was material to the business of Buyer. Buyer has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

ARTICLE V

COVENANTS OF SELLER

From the date hereof until the Closing Date, except as otherwise consented to or approved by Buyer in writing, Seller shall cause the Company to:

5.1

Regular Course of Business. Operate its business diligently and in good faith and in the Ordinary Course of Business, including, without limitation: (i) maintaining all of its respective properties in good order and condition; (ii) maintaining (except for expiration due to lapse of time) all Contracts in effect without change except as expressly provided herein; (iii)

complying with the provisions of all Regulations and Orders applicable to the Company and the conduct of its respective business; (iv) maintaining insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; (v) preserving the business of the Company intact; (vi) using its best efforts to keep available for the Company and Buyer, the services of the employees of the Company; and (vii) preserving the good will of clients, suppliers and others having business relations with the Company.

5.2

Certain Restrictions. Refrain from: (i) changing or amending the Charter Documents of the Company; (ii) merging with or into or consolidating with any other Person; (iii) acquiring all or substantially all of the stock or the assets of any Person or changing the character of its business; (iv) issuing or selling any shares of the Company’s capital stock of any class or any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of such capital stock; (v) permitting any liens upon, pledging or otherwise encumbering any shares of such capital stock or any of their respective assets or properties; (vi) declaring, paying or setting aside for payment any dividend or other distribution to any of the stockholders of the Company in respect of their respective capital stock or otherwise; (vii) directly or indirectly, redeeming, retiring, purchasing or otherwise acquiring any shares of their respective capital stock or any of their respective indebtedness for money borrowed in advance of any scheduled repayment date; (viii) making any capital expenditures, or commitments with respect thereto; (ix) incurring, assuming or guaranteeing any indebtedness, obligations or liabilities or entering into any transactions or making any commitment to do any of the foregoing except for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with Buyer; (x) canceling, releasing, waiving or compromising any debt, Claim or right in their respective favor; (xi) altering the rate or basis of compensation of any of their respective officers, directors, employees or consultants; and (xii) taking any action or failing to take any action as a result of which any of the other changes or events listed in Section 2.6 hereof is likely to occur.

5.3

Full Access and Disclosure.

(a)

Afford to Buyer and its counsel, accountants and other authorized representatives reasonable access during business hours to the Company’s facilities, properties, books and records in order that Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company’s, including financial statement and other audits at the sole cost and expense of Buyer; and Seller shall cause the Company’s officers, employees and auditors to furnish on a timely basis such additional financial and operating data and other information as Buyer shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Company made by the Company’s independent auditors in connection with any examination of the Company’s financial statements and books and records.

(b)

Promptly notify Buyer in writing if any Seller becomes aware of any fact or condition that causes or constitutes a breach of any representation or warranty of any Seller as of the date of this Agreement, or if any Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.4

Fulfillment of Conditions Precedent. Refrain from taking any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement. Seller shall use his, her or its best efforts to obtain at Seller’s expense, on or prior to the Closing Date, all such waivers, permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

5.5

Tax Returns. File all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a “Pre-Closing Tax Return”), and the Company shall pay all Taxes due in respect of such Pre-Closing Tax Returns to the appropriate Taxing Authority; and the Company shall pay all costs associated with the preparation thereof.

5.6

No Solicitation or Negotiation. Refrain from, and cause the Company’s directors, officers, employees, representatives, agents, advisors, accountants and attorneys to refrain from, initiating, soliciting or encouraging, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, the Company, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

5.7

Public Announcements. Refrain from disclosing any of the terms of this Agreement to any third party (other than Buyer’s advisors and the Seller’s advisors) without the other party’s prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of Buyer’s securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Buyer and the Seller’s representative.

5.8

Termination of Agreements. Terminate or cause to be terminated, on or prior to the Closing Date, any stockholders’ agreements, voting agreements or voting trusts to which any Seller or the Company is a party.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1

Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use his, her or its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement.

6.2

Consents. Each of the parties hereto shall use his or its best efforts to obtain all Permits of all Persons and Authorities set forth on Schedule 6.2 necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

6.3

Confidentiality. From the date hereof to and including the Closing Date, Buyer, on the one hand, and Seller, on behalf of himself, herself or itself and the Company, on the other hand, shall cause its principals, officers and other personnel and authorized representatives to hold in confidence, and not disclose to any other Person without the other party’s prior consent, all written and oral information furnished or disclosed by or received from such party or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by law or contemplated therein.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Buyer:

7.1

Representations and Warranties; Covenants and Agreements. The representations and warranties Seller contained in Article II and Article III and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, Seller to Buyer, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Seller shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by him, her or it prior to the Closing Date or at the Closing.

7.2

No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

7.3

Third Party Consents. Seller shall have delivered to Buyer, in form and substance reasonably acceptable to Buyer, all consents, approvals, waivers or other authorizations reasonably requested by Buyer with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Furthermore, the Company will have executed its agreements with Radio Station WFLL on terms satisfactory to Buyer.

7.4

No Material Adverse Change. There shall have been no Material Adverse Change to the Company, since the date of this Agreement. Buyer shall have received a certificate (which shall be addressed to Buyer), dated the Closing Date, from a representative of Seller certifying to the foregoing.

7.5

Due Diligence. Buyer shall have completed its due diligence investigation with respect to the Company including, but not limited to, business, financial, legal, operational, customer, worker’s compensation, employee (both internal and external) and real estate due diligence, with results satisfactory to Buyer in its sole discretion.

7.6

Seller’s Closing Documents. Seller shall have delivered to Buyer executed originals of each of the Seller’s closing documents.

7.7

AMEX Listing. The Buyer Common Shares have been approved for additional listing on the American Stock Exchange, Inc.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF SELLER

Each and every obligation of the Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Seller:

8.1

Representations and Warranties; Performance. The representations and warranties of Buyer contained in Article IV and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto, or in any writing delivered by Buyer to Seller shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

8.2

No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

8.3

Purchase Price. Seller shall have received the purchase price required to be delivered at Closing and to which Seller is entitled pursuant to Section 1.2 hereof.

8.4

Buyer’s Closing Documents. Buyer shall have delivered to Seller executed originals of each of the other Buyer’s Closing Documents.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1

Methods of Termination. This Agreement shall terminate:

(a)

by mutual consent of Buyer and Seller holding a majority of the Company Common Shares; or

(b)

the Buyer may terminate this Agreement by giving written notice to the Seller any time prior to the Closing. In the event the Seller has breached any material representations, warranties or covenants contained in this Agreement and in a material respect, the Buyer has notified the Seller of the breach and the breach is continued without cure for a period of fifteen (15) days after notice of the breach; or

(c)

the Seller may terminate this Agreement by giving written notice to the Buyer any time prior to the Closing. In the event Buyer has breached any material representations, warranties or covenants contained in this Agreement and in a material respect, the Seller has notified the Buyer of the breach and the breach is continued without cure for a period of fifteen (15) days after notice of the breach; or

(d)

June 30, 2004.

9.2

Procedure Upon Termination. In the event this Agreement is terminated as provided in Section 10.1:

(a)

each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)

all information received by any party hereto of the other party or the Company (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

(c)

no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement (except for any liability of any party then in breach).

ARTICLE X

CLOSING DELIVERIES

10.1

Deliveries by Seller. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller and Company shall deliver to Buyer the following:

(a)

Certificates, in genuine and unaltered form, representing the Company Common Shares, free and clear of all Liens, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, for transfer to Buyer;

(b)

Evidence, in form satisfactory to Buyer, that all consents and approvals referred in Section 7.3 have been obtained;

(c)

The Articles of Incorporation of the Company, as certified by appropriate state authority;

(d)

Certificate of good standing from the appropriate state authority;

(e)

Employment agreements between the Buyer and Seller, which shall provide for a non-competition provision;

(f)

A lock-up agreement restricting transfer of the Buyer Common Shares;

(g)

Evidence of forgiveness or of contribution to capital of certain amounts owed to Seller by the Company; and

(h)

Such other agreements, documents and instruments reasonably requested by Buyer to effectuate the transactions contemplated in this Agreement.

10.2

Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a)

Certificates evidencing the Buyer Common Shares to Seller in accordance with the information contained herein;

(b)

A Certificate of Good Standing for Buyer from the state of Delaware;

(c)

Such other agreements, documents and instruments reasonably requested by Seller to effectuate the transactions contemplated in this Agreement.

ARTICLE XI

POST-CLOSING COVENANTS

11.1

Further Assurances. If at any time after the Closing Date, Buyer, on the one hand, or Seller, on the other hand, shall consider or be advised that any further agreements, instruments, documents, deeds, papers, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in such party, the title to any property or rights of the other acquired or to be acquired by reason of, or as a result of, this Agreement or any of the transactions contemplated herein, the other party agrees that it or they shall execute and deliver all such proper agreements, instruments, documents, deeds, papers, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in such party and otherwise to carry out the purpose of this Agreement.

11.2

Audited Financial Statements. Within 60 days from the date of the Closing, Seller shall use his, her or its best efforts to cause to be completed and delivered to Buyer audited financial statements of the Company and each of the Company’s Subsidiaries, reasonably necessary for Buyer to meet its reporting obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

11.3

Working Capital Amounts. Buyer shall cause to be made available to the Company up to $400,000 for working capital funding during the next twelve (12) month period. Such funding shall be based solely upon the agreed upon Budget. In the event that the Company fails to maintain compliance with the Budget, Buyer will have no obligation to make any additional working capital advances.

11.4

Stock Option Plan. Buyer shall use its best efforts to cause its board of directors and stockholders to approve an incentive stock option or restricted stock plan, a portion of which option and shares will be made available to the management and employees of Company. The terms of such options and shares shall be determined based upon discussions between Buyer and management of Company.

11.5

Board of Directors. The Seller and the Buyer agree to vote together for the Company's board of directors for a period of two (2) years from the date of Closing. It is hereby agreed that two nominees for the board of directors of the Company will be an individual designated by the Buyer and one shall be designated by the Seller.

ARTICLE XII

SURVIVAL OF TERMS; INDEMNIFICATION

12.1

Survival; Knowledge. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (i) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (ii) all representations and warranties shall survive and continue until twenty-four (24) months from the Closing Date (the “Anniversary Date”), except for representations and warranties for which a claim for indemnification hereunder (an “Indemnification Claim”) shall be pending as of the Anniversary Date, in which event such representations and warranties shall survive with respect to such Indemnification Claim until the final disposition thereof.

12.2

Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer, the Company and each of the officers, directors, employees, shareholders, attorneys, accountants, partners, representatives, agents, successors and assigns of each of the foregoing (each an “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”), at all times after the date of this Agreement, against and in respect of any and all Claims (including, without limitation, the fees and expenses of counsel) resulting from, or in respect of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or other obligation on the part of Seller under this Agreement, any document relating thereto or contained in any schedule (without giving effect to any amendment or supplement thereto) or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by Seller hereunder.

12.3

Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and each of the representatives, agents, successors and assigns of Seller (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”), at all times after the date of this Agreement, against and in respect of any and all Claims (including, without limitation, the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, any document relating thereto or contained in any schedule (without giving effect to any amendment or supplement thereto) or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by Buyer hereunder.

12.4

Third Party Claims.

(a)

Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation, or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this Article XIII, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee). The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner.

(b)

Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnitor shall pay promptly on behalf of the Indemnitee, and/or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise, unless in the case of a judgment an appeal is made from the judgment, plus all other Claims of the Indemnitee with respect thereto (including legal fees and expenses). If the Indemnitor desires to appeal from an adverse judgment, then the Indemnitor shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnitor of such amounts, the Indemnitor shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against the third party who made such third party Claim.

(c)

Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor shall have the right to settle any Claim against it or as to which it has assumed the defense, subject to the prior written approval of the Indemnitee, which approval shall not be unreasonably withheld provided that such settlement involves only the payment of a fixed sum which the Indemnitor is obligated to pay and does not include any admission of liability or other such similar admissions by or related to Indemnitee with respect to such Claim.

(d)

An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless: (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or Claim; (ii) the Indemnitor shall not have employed, or is prohibited under this Section 13.4 from employing, counsel in the defense of such action or Claim; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

12.5

Limitation on Indemnification.

(a)

None of the Buyer Indemnified Parties shall assert any Indemnification Claim hereunder against Seller until such time as, and solely to the extent that, the aggregate of all such claims which the Buyer Indemnified Parties may have against Seller shall exceed Twenty-Five Thousand Dollars ($25,000) (the “Seller’s Indemnification Threshold”), and the maximum amount that Seller shall be liable under this Section 12 shall be limited to the value of the purchase price Seller received pursuant to Section 1.2, absent a claim for fraud.

(b)

None of the Seller Indemnified Parties shall assert any Indemnification Claim hereunder against Buyer until such time as, and solely to the extent that, the aggregate of all such claims which the Seller Indemnified Parties may have against Buyer shall exceed Twenty-Five Thousand Dollars ($25,000) (the “Buyer Indemnification Threshold”) and the maximum amount that Buyer shall be liable under this Section 12 shall be limited to the purchase price Buyer received pursuant to Section 1.2.

12.6

Right of Offset. Buyer may offset any amounts, any indemnification claims due against Seller against the Buyer’s Common Shares received by Seller hereunder. For purposes of this Agreement such shares shall have a value equal to the Fair Market Value of such shares at the date of such indemnification claim.

ARTICLE XIII

DEFINITIONS; INTERPRETATIONS

13.1

Headings. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

13.2

Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

13.3

Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.4

Certain Definitions. Capitalized terms not defined in this Agreement, shall have the following respective meanings:

“Affiliate” means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

“Authority” means any international, federal, state local or municipal governmental, regulatory or administrative body, agency, department, division, subdivision, office, arbitrator or other authority, any court or judicial authority, or any public, private or industry regulatory agency or authority.

“Claim” means any action, claim, obligation, liability, damage, loss, deficiency, cost, expense, commitment, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

“Contract” means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

“Debt” means, for any Person as of any date, the aggregate outstanding and unpaid balance (including but not limited to unpaid principal, accrued interest, costs and expenses) of all indebtedness of such Person which bears interest that would be included in Interest Expense of such Person for a fiscal period that includes such date.

“USGAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Lien” means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

“Material Adverse Change” means any development or change which has, had or would have a Material Adverse Effect.

“Material Adverse Effect” means, as to any Person, any circumstances, events, state of facts or matters which has had, or might reasonably be expected to have, a material adverse effect on (i) such Person’s business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects, or (ii) the ability of such Person to consummate any of the transactions contemplated by this Agreement or any of the related agreements, instruments or documents or (iii) the benefits contemplated to be conferred on such Person by this Agreement or any of the related agreements, instruments or documents.

"Material Expenditure" means any expenditure by the Company exceeding $15,000 or a total of $25,000 determined on an annual basis.

“Order” means any decree, consent decree, judgment, award, order, injunction or consent of or by an Authority.

“Ordinary Course of Business” shall mean an action taken by a Person only if (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership or company, joint venture, company, syndicate, union, unincorporated organization, association, trust, entity, Authority or natural person.

“Regulation” means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1

Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Companies, Buyer and Seller.

14.2

Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

14.3

Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

If to Seller:

Carl Foster

2500 Quantum Lakes Drive, Suite 203

Boynton Beach, Florida 33426

If to Buyer:

Care Concepts I, Inc.

760 East McNab Road

Pompano, Beach, Florida 33060

Attention: Steve Markley, Chief Executive Officer

or to such other person or address as such party shall furnish by notice to all other parties in writing.

14.4

Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure relates, except where, and to the extent that, there is an explicit cross-reference in such Schedule to another Schedule.

14.5

Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

14.6

Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

14.7

Governing Law. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

14.8

Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters described or contemplated herein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City and County of Fort Lauderdale, Broward County,

Florida, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section shall be deemed to prevent any party from seeking to remove any action to a federal court in Broward County, Florida; (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth here in for communications to such party; (e) agree that any service made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

14.9

Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

14.10

Dealings in Good Faith; Best Efforts. Each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to implement or satisfy the express provisions of this Agreement.

14.11

Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

14.12

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

14.13

Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.14

Expenses. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

14.15

Attorneys’ Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys’ fees, expenses and costs incurred with respect to trials, appeals and collection.

14.16

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

SELLER:

______________________________________

Carl Foster

_______________________________________

Foster Sports, Inc., by Carl Foster

BUYER:

CARE CONCEPTS I, INC.

By:  ___________________________________

     Authorized Signatory

Schedule 1.2

2006 Net Income

2006 Net Income	Did Not Meet 2005 Targeted Amount Number of Buyer Common Shares	Met 2005 Targeted Amount Number of Buyer Common Shares

$500,000 to $550,000	25%	18.75%

$551,000 to $600,000	50%	37.50%

$601,000 to $650,000	75%	56.25%

$651,000 forward	100%	75.00%

In the event that the Company’s 2006 Net Income is less than $500,000, Seller shall not be entitled to any Buyer Common Shares for such period.

Schedule 1.2(b)

Budget

Schedule 2.5

Financial Statement

Schedule 2.7

Liabilities

Schedule 2.9

Litigation

Schedule 2.13

Contracts

Schedule 2.17

LMA

Schedule 6.2

Consents

Addendum to Stock Purchase Agreement

Care Concepts I, Inc. and Foster Sports, Inc. hereby acknowledge that the Stock Purchase Agreement has been executed on April 13, 2004 and such Agreement shall be deemed effective on April 13, 2004. However, in connection therewith the parties acknowledge that the obligations under Sections 10.1 and 10.2 of the Stock Purchase Agreement shall be satisfied as follows:

By Seller:

1.

Certificates, in genuine and unaltered form, representing the Foster Sports, Inc. Common Shares, free and clear of all Liens, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, for transfer to Buyer;

2.

Evidence, in form satisfactory to Buyer, that all consents and approvals referred in Section 7.3 have been obtained;

3.

The Articles of Incorporation of the Foster Sports, Inc., as certified by appropriate state authority;

4.

Certificate of good standing from the appropriate state authority;

5.

Evidence of forgiveness or of contribution to capital of certain amounts owed to Seller by the Foster Sports, Inc.; and

6.

Such other agreements, documents and instruments reasonably requested by Buyer to effectuate the transactions contemplated in this Agreement.

By Buyer:

1.

Certificates evidencing the Buyer Common Shares to Seller in accordance with the information contained herein;

2.

A Certificate of Good Standing for Buyer from the state of Delaware;

3.

A lock-up agreement restricting transfer of the Buyer Common Shares; and

4.

Such other agreements, documents and instruments reasonably requested by Seller to effectuate the transactions contemplated in this Agreement.

Care Concepts I, Inc.	Foster Sports, Inc.

By:	By:
Name:	Name:
Title:	Title: